Exhibit 99.1

Presidio Property Trust Announces Update of Share Repurchase Program

San Diego, CA – November 17, 2023 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today announced that its Board of Directors has approved a share repurchase plan authorizing the Company to repurchase up to $6 million of its outstanding shares of Series A Common Stock and up to $4 million of its outstanding shares of Series D Preferred Stock.

Under the share repurchase program, the shares may be repurchased from time to time using a variety of methods, which may include open market transactions, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage disease-agnostic life science company providing an efficient model for compound development. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244